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                     June 17, 2020

       Geoffrey Selzer
       Chief Executive Officer
       Resonate Blends, Inc.
       26565 Agoura Road, Suite 200
       Calabasas, CA 91302

                                                        Re: Resonate Blends,
Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed May 28, 2020
                                                            File No. 000-21202

       Dear Mr. Selzer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Scott Doney, Esq.